Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 5, 2022 (the “Form 8-K”) of TPCO Holding Corp. (the “Company”) and are in agreement with the statements contained in Item 4.01(a) We have no basis to agree or disagree with other statements of the Company contained in the Form 8-K.

/s/ MNP LLP

Toronto, Canada	Chartered Professional Accountants
July 8, 2022	Licensed Public Accountants